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                                                                   Exhibit 10.36

                          MARKETING SERVICES AGREEMENT
                            BETWEEN PETRO AND MOBIL

This Marketing Services Agreement is made on January 30, 1997, between Mobil Oil Corporation, ("Mobil"), a New York corporation having its principal place of business at 3225 Gallows Road, Fairfax, Virginia 22037, and Petro Stopping Centers, L.P. ("Petro"), a Delaware limited partnership having its principal place of business at 6080 Surety Drive, El Paso, Texas 79905 ("Agreement").

                                 INTRODUCTION

A. Petro is involved in the operation, management, development, franchising and/or ownership of truckstops and lubrication centers and certain businesses in connection therewith, including but not limited to the sale of petroleum products, sundry products and services, and the operation of restaurants, and any and all activities related to truckstops or in any manner incidental to any of the foregoing.

B. Mobil is a multinational company engaged and having considerable experience in the marketing of fuels and petroleum products.

C. Petro wishes to benefit from Mobil's experience and knowledge and is interested in obtaining advice, assistance and information from Mobil on matters such as marketing plans and strategies, growth strategies, and improved financial performance with the view to expanding and improving Petro's business performance.

                                   AGREEMENT


1.   THE SERVICES
     ------------

     1.1 Mobil will provide advice and assistance to Petro on matters pertaining to the distribution and marketing of fuels and petroleum products as more particularly set out in Schedule A of this Agreement (as may be amended by the parties from time to time) ("the Services").

     1.2 Petro will provide, at no cost to Mobil, office space in its El Paso office and adequate administrative support for three Mobil employees (including the Loaned Employee as that term is defined in Schedule A).

     1.3 Petro will hire and employ, at its sole cost, two accounting clerks to report to and assist the Mobil employee with the title Supervisor, Branded Accounting.
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2.   ADDITIONAL SERVICES
     --------------------

     2.1 In the event it is determined at any time by the Petro Board, Executive Committee or Operating Committee that outside resources, consulting or other services, are needed to support Petro, either on an on-going basis or on a project basis, Mobil will be given preference to provide such resources or services as it is able on commercially reasonable terms.

3.   FEES
     ----

     3.1 As compensation for the Services provided by Mobil, Petro shall pay to Mobil the Marketing Services Fees and costs as set out in Schedule B of this Agreement (as may be amended by the parties from time to time) ("the Marketing Services Fees").

4.   TAXES
     -----

     4.1 Income taxes arising from the payment to Mobil of the Marketing Services Fees are to be borne by Mobil.

5.   ADVISORY NATURE
     ---------------

     5.1 The Services to be performed by Mobil under this Agreement are solely advisory in nature, and Mobil is not responsible or liable under this Agreement for the conduct of Petro's business or for the success, or otherwise, of it.

     5.2 Mobil shall perform all Services as an independent contractor to Petro. Mobil is not an agent or representative of Petro and, unless authorized to do so by Petro , has no authority to act for or to bind Petro without its prior written consent.

6.   TERM AND TERMINATION
     --------------------

     6.1 This Agreement shall commence as of the Closing Date (as such term is defined in the Omnibus Agreement, dated as of October 18, 1996, as amended, among Petro, Mobil Long Haul Inc. and the other parties thereto) and continue in effect for an initial term of 10 years. This Agreement will automatically be extended for any number of additional one-year periods unless, at least three months prior to the expiration date of the initial term or any extension period, a party notifies the other party in writing of its intention to terminate the Agreement, whereupon this Agreement will terminate on the relevant expiration date.

     6.2  Mobil may terminate this Agreement upon notice to Petro:

          (a) if there is any material change in the nature of Petro's business or ownership of its assets,

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          (b) if, in Mobil's sole opinion, to continue the Agreement would adversely affect Mobil's highly regarded brand name or reputation,

          (c) if there is any material change in the ownership of the partnership interests in Petro or in the management of Petro, or

          (d) if there is a breach of this Agreement by Petro which is not rectified within fourteen (14) days of receiving written notice of such breach from Mobil.

     6.3 Notwithstanding anything contained herein to the contrary, 1) Petro may terminate this Agreement on thirty (30) days prior written notice in the event that neither Mobil nor any Mobil Affiliate (as such term is defined in Section 9.2 below) holds an equity interest in Petro and
          2) Mobil may terminate this Agreement at any time upon sixty (60) days written notice to Petro.

7.   CONFIDENTIALITY
     ---------------

     7.1 All information and advice furnished to Petro under this Agreement and derived from or based on Mobil research, technology, analysis, experience, mode of operation, methodology or practice, together with all information and advice embodied in manuals, studies, audio or visual aids, training materials, any other documents or any written or verbal communications, shall, if designated by Mobil as proprietary or confidential, be regarded and treated as information proprietary to Mobil, and shall not be duplicated, published or otherwise disclosed by Petro, its directors, officers and employees to any third party without the prior written approval of Mobil. Petro shall take appropriate measures to safeguard the confidential nature of such proprietary information and shall prevent unauthorized access thereto at all times during the term of this Agreement. Upon termination of this Agreement for any cause, Petro shall return to Mobil all such proprietary information, including any and all copies. The obligations of confidentiality and non-disclosure contained in this Section 7.1 continue in full force and effect for a period of three years beyond any termination or expiration of this Agreement.

     7.2 For purposes of Section 7.1, "confidential information" shall not include information which is or becomes publicly available, information acquired on a non-confidential basis, information approved for publication by Mobil or information disclosed pursuant to a court order so long as Petro seeks a protective order to protect such information from further disclosure.

     7.3 The provisions of Sections 7.1 and 7.2 shall be mutual. Mobil shall observe and be bound by the same obligations as to confidential and proprietary information of Petro as are required of Petro to Mobil in Sections 7.1 and 7.2 above.

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8.   FORCE MAJEURE
     -------------

     8.1 Neither Mobil nor Petro is liable for, or for any loss or damage resulting from, any delay in performing or for failure to perform any of its obligations under this Agreement (other than the obligation to make payments) to the extent that delay or failure is caused in any substantial part:

          8.1.1 by compliance with any order, request or control of any government or governmental authority or person purporting to act for either; or

          8.1.2 by anything beyond its immediate control including, but without limitation, strikes, lockouts, acts of God, war and public disorder.

     8.2 If either party's delay in performing or failing to perform its obligations under this Agreement is caused by any event referred to in
          Section 8.1, and the delay or failure is not remedied within six (6) months of the delay or failure first occurring, either party may terminate this Agreement by giving the other thirty (30) days' written notice.

9.   MISCELLANEOUS
     -------------

     9.1 This Agreement is entered into in good faith. If any dispute arises as to the validity, interpretation or performance of this Agreement or of any obligation under it, the parties undertake in good faith to attempt to resolve such dispute on amicable terms, failing which either party may refer the dispute to a court having jurisdiction in Delaware. This Agreement shall be subject to and governed by the laws of the State of Delaware regardless of applicable conflict of laws rules or principles, or the fact that either or both of the parties now is or may become a resident of a different state or county.

     9.2 Neither party may assign this Agreement or any part of it without the prior written consent of an authorized representative of the other party; provided, however, that Mobil may assign all or any part of its rights and obligations under this Agreement to an Affiliate without Petro's consent but upon notice to Petro. For purposes of this Agreement, "Affiliate" means a company more than 50% of the voting stock of which is owned directly or indirectly by Mobil Oil Corporation or Mobil Corporation.

     9.3 All notices and other communications under this Agreement are to be in writing and are deemed given when delivered personally by hand against receipt, or by facsimile transmission, or by registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or to such other address as a party may have specified by notice to the other party according to this provision):

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     Notice to Mobil:                    Notice to Petro:

     Mobil Oil Corporation               Petro Stopping Centers, L.P.
     3225 Gallows Road                   6080 Surety Drive
     Fairfax, VA  22037                  El Paso, TX 79905

     ATTN: Manager, Distillate Business  ATTN: James Cardwell, Jr.
                                         or Sr. V.P. Marketing Operations

     With a copy to:                     With a copy to:

     Petro Holdings GP Corp.             Darrell R. Windham, Esq.
     c/o Chartwell Investments           Kemp, Smith, Duncan & Hammond, P.C.
     717 Fifth Avenue                    2000 Norwest Plaza
     New York, NY   10022                El Paso, TX   79901-1441


     9.4 This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes any and all such inconsistent prior agreements and understandings, whether written or oral, between the parties.

     9.5 If any provision of this Agreement is finally determined by a court of competent authority to be invalid or unenforceable, such invalidity or unenforceability does not affect the other provisions of this Agreement.

     9.6 Except as may otherwise be provided, the failure by a party to enforce any of its rights under this Agreement is not deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by an authorized representative of the waiving party. Waiver of any one breach is not deemed to be a waiver of any other breach of the same or any other provisions of this Agreement.

     9.7 This Agreement may only be modified or amended in writing signed by authorized representatives of both parties.

          [The next page is the signature page]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement the day and year first above written.

                              MOBIL OIL CORPORATION

/s/ J. D. Lavery              By:/s/ Mark A. Skolnik
----------------------           --------------------------------------------
Witness                          Title: Attorney-in-fact, Manager, Distillate
                                        Business



                              PETRO STOPPING CENTERS, L.P.

/s/ Connie Rogers             BY: /s/ Larry J. Zine
---------------------            --------------------------------------------
Witness
                                 Title:  Executive Vice President and
                                         Chief Financial Officer

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